Exhibit 99.1

Miromatrix Reports Fourth Quarter and Full Year 2021 Results and Provides Corporate Update

EDEN PRAIRIE, Minn., Mar. 30, 2022 - Miromatrix Medical Inc. (NASDAQ: MIRO), a life sciences company pioneering a novel technology for bioengineering fully transplantable organs to help save and improve patients’ lives, today reported fourth quarter and full year 2021 financial results and provided a corporate update.

"The need for organ transplants is greater than ever and Miromatrix is proud to be one of a small group of companies at the forefront of developing alternatives to human donor organ transplants," said Jeff Ross, Ph.D., Miromatrix CEO. "We continue to believe our bioengineered organ technology platform is the most differentiated technology in the category, which I will expand upon during our conference call. We accomplished several key milestones in 2021 and are very excited about accomplishing more key milestones in 2022 and beyond."

Business Highlights

●	Ended 2021 with $52.8 million of cash following IPO in June; believe cash is sufficient to last through 2023 and enable achievement of key milestones
●	Completed build-out of world-class in-house manufacturing capabilities at new headquarters to control development timelines and production quality through clinical trials
●	In collaboration with Mayo Clinic, announced first successful transplant of a bioengineered whole organ in a large animal model which further validates proof of concept for MiroliverTM and MiroliverELAPTM as they advance towards human clinical trials
●	Received FDA response to MiroliverELAP pre-IND submission; anticipate filing IND application in the second half of 2022 and initiating a phase 1 clinical trial shortly after the IND is cleared by the FDA
●	Incorporating learnings from MiroliverELAP into development plans for Miroliver, our fully implantable bioengineered liver intended to treat acute and chronic liver failure
●	Progressing development of MirokidneyTM, our fully implantable bioengineered kidney intended to treat patients with end stage renal disease
●	Hired new CFO with significant life sciences experience to join existing finance team as Miromatrix progresses towards human clinical trials

Fourth Quarter 2021 Financial Results

Revenue was $8,000 for the fourth quarter of 2021, stemming from our license agreement with Reprise Biomedical, Inc. ("Reprise").

Loss on gross margin was $0.1 million for the fourth quarter of 2021.

Operating expenses were $5.3 million in the fourth quarter of 2021, compared to $2.2 million in the same period in 2020, primarily due to increased headcount, increased research and development supplies costs as we accelerate our development efforts and building stocks to help avoid supply constraints, as well the cost of being a public company.

Net loss was $5.5 million in the fourth quarter of 2021, compared to a net loss of $1.1 million in the same period in 2020.

Full Year 2021 Financial Results

Revenue was $33,000 for the full year 2021, stemming from our license agreement with Reprise.

Loss on gross margin was $0.5 million for the full year 2021.

Operating expenses were $16.5 million for the full year 2021, compared to $9.8 million in the same period in 2020, primarily due to increased headcount, increased research and development supplies costs as we accelerate our development efforts and building stocks to help avoid supply constraints, as well the cost of being a public company.

Net loss was $14.7 million in the full year 2021, compared to a net loss of $10.3 million in the same period in 2020.

Cash and cash equivalents at December 31, 2021 were $52.8 million.

Conference Call and Webcast Details

The Company will host a live conference call and webcast to discuss these results and provide a corporate update on Wednesday, March 30, 2022, at 4:30 PM ET.

To participate in the call, please dial 877-451-6152 (domestic) or 201-389-0879 (international) and provide conference ID 13726822. The live webcast will be available on the Events & Presentations page of the Investors section of Miromatrix's website.

About Miromatrix

Miromatrix Medical Inc. is a life sciences company pioneering a novel technology for bioengineering fully transplantable human organs to help save and improve patients' lives. The Company has developed a proprietary perfusion technology platform for bioengineering organs that it believes will efficiently scale to address the shortage of available human organs. The Company's initial development focus is on human livers and kidneys. For more information, visit miromatrix.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward looking statements, including statements regarding our first ever transplant of a bioengineered liver transplant into a large animal. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expect," "plan," "anticipate," "could," "outlook," "guidance," "intend," "target," "project," "contemplate," "believe," "estimate," "predict," "potential" or "continue" or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. The forward-looking statements in this press release are only predictions and are based largely on our current business plans, expectations, and projections about future events and financial trends that we believe may affect our business, financial condition, and results of operations. These forward-looking statements speak only as of the date of this press release and are subject to a number of known and unknown risks, uncertainties and assumptions, including, but not limited to, our history of significant losses, which we expect to continue; our limited history operating as a commercial company; our expectations with respect to the regulatory pathway of our product candidates, our ability to obtain regulatory approvals for such product candidates, and the anticipated effect of delays in obtaining any such regulatory approvals; our expectations with respect to preclinical and clinical trial plans for our product candidates, the results of such activities and the safety and efficacy of our product candidates; our ability to commercialize our product candidates; our ability to compete successfully with larger competitors in our highly competitive industry; our ability to achieve and maintain adequate levels of coverage or reimbursement for any future products we may seek to commercialize; our ability to compete successfully with larger competitors in our highly competitive industry; our expectations regarding our manufacturing capabilities; a pandemic, epidemic or outbreak of an infectious disease in the U.S. or worldwide, including the outbreak of the novel strain of coronavirus, COVID-19; product liability claims; our ability to establish and maintain intellectual property protection for our products, as well as our ability to operate our business without infringing the intellectual property rights of others; our ability to attract and retain senior management and key scientific personnel; and other important factors that could cause actual results, performance or achievements to differ materially from those expected or projected. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the Risk Factors section of the Company's Registration Statement on Form S-1 (File No. 333-256649), as amended, filed with the U.S. Securities and Exchange Commission and any additional risks presented in our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Investor Contact

Greg Chodaczek

347-620-7010

ir@miromatrix.com

Media Contact:

press@miromatrix.com

MIROMATRIX MEDICAL INC.

Balance Sheets

	December 31,	December 31,
	2021	2020

ASSETS
Current assets:
Cash and cash equivalents	$52,811,531	$4,444,395
Restricted cash	800,100	—
Receivable from Reprise Biomedical, Inc.	17,819	15,202
Grant receivable	—	100,000
Tenant improvement allowance receivable	1,256,950	—
Prepaid expenses and other current assets	450,873	130,576
Total current assets	55,337,273	4,690,173
Property and equipment, net	5,591,726	324,534
Investment in Reprise Biomedical, Inc.	—	239,721
Total assets	$60,928,999	$5,254,428
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Current portion of long-term debt and capital lease obligations	$391,886	$6,413,733
Current portion of deferred royalties	488,368	—
Accounts payable	2,094,854	130,160
Current portion of tenant improvement obligation	160,462	—
Accrued interest expense	—	612,705
Embedded derivative liability	—	246,962
Accrued expenses	1,428,622	760,889
Total current liabilities	4,564,192	8,164,449
Deferred royalties, net of current portion	491,733	488,368
Long-term debt and capital lease obligations	438,765	928,623
Deferred rent	207,204	—
Tenant improvement obligation, net of current portion	1,029,629	—
Accrued interest	71,592	45,691
Total liabilities	6,803,115	9,627,131
Commitments and contingencies
Mezzanine equity:
Convertible preferred stock – Series B-2, par value $0.00001; 0 shares authorized, issued and outstanding as of December 31, 2021 and 2,500,000 shares authorized; 2,095,874 issued and outstanding as of December 31, 2020 (Liquidation preference $0 and $15,719,055, respectively)	—	15,670,097
Convertible preferred stock – Series B, par value $0.00001; 0 shares authorized, issued and outstanding as of December 31, 2021 and 4,000,000 shares authorized; 3,218,282 issued and outstanding as of December 31, 2020 (Liquidation preference $0 and $24,137,115, respectively)	—	23,865,732
Convertible preferred stock – Series A, par value $0.00001; 0 shares authorized, issued and outstanding as of December 31, 2021 and 3,300,000 shares authorized; 3,000,380 issued and outstanding as of December 31, 2020 (Liquidation preference $0 and $7,500,950, respectively)	—	7,125,661
Shareholders' equity (deficit):
Common stock, par value $0.00001; 190,000,000 shares authorized; 20,385,645 issued and outstanding as of December 31, 2021 and 30,000,000 shares authorized; 2,185,822 issued and outstanding as of December 31, 2020	204	22
Additional paid-in capital	128,177,594	8,346,943
Accumulated deficit	(74,051,914)	(59,381,158)
Total shareholders' equity (deficit)	54,125,884	(51,034,193)
Total Liabilities, Mezzanine Equity and Shareholders' Equity (Deficit)	$60,928,999	$5,254,428

MIROMATRIX MEDICAL INC.

Statements of Operations

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
	(unaudited)	(unaudited)
Licensing revenue	$8,000	$15,202	$33,066	$46,530
Cost of goods sold	125,000	125,000	500,000	500,000
Gross loss	(117,000)	(109,798)	(466,934)	(453,470)
Operating expenses:
Research and development	3,051,714	1,530,478	10,750,500	7,280,798
Regulatory and clinical	259,325	57,609	551,494	265,885
Quality	224,410	73,349	547,129	149,199
General and administration	1,806,623	578,281	4,643,473	2,109,196
Total operating expenses	5,342,072	2,239,717	16,492,596	9,805,078
Operating loss	(5,459,072)	(2,349,515)	(16,959,530)	(10,258,548)
Interest income	1,122	50	1,973	8,733
Interest expense	(12,590)	(293,108)	(613,882)	(656,552)
Loss on disposal of property and equipment	(5,459)	—	(5,459)	—
Amortization of discount on note	—	(32,586)	(62,638)	(108,620)
Change in fair value of derivative	—	(51,446)	246,962	(51,446)
Research grants	—	197,853	393,034	992,144
Equity loss in affiliate	—	(682,392)	(223,633)	(2,358,392)
Gain on sale of equity investment	—	2,123,113	1,983,912	2,123,113
Gain on debt extinguishment	—	—	568,505	—
Net loss	$(5,475,999)	$(1,088,031)	$(14,670,756)	$(10,309,568)
Net loss per share, basic and diluted	$(0.27)	$(0.50)	$(1.28)	$(4.76)
Weighted average shares used in computing net loss per share, basic and diluted	20,329,960	2,184,382	11,484,598	2,165,105